Exhibit 5.1


OPINION OF BRYAN CAVE

January 28, 2005

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949

Re:      SpatiaLight, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by SpatiaLight, Inc., a New York corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,000,000 of the Company's common shares, $.01 par value per share (the "Common Shares"), reserved for issuance pursuant to the terms of the Company's 1999 Stock Option Plan, as amended (the "Plan").

We are familiar with the Amended and Restated Certificate of Incorporation and the Bylaws, as amended, of the Company and have examined copies of the Plan, the resolutions and unanimous written consents adopted by the Company's Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is our opinion that the 2,000,000 Common Shares reserved for issuance pursuant to the terms of the Plan has been duly authorized and, when issued in accordance with the terms of the Plan, and upon payment of the purchase price therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,


/s/Bryan Cave LLP